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Exhibit 99.1
                         Press Release of the Registrant

     CURAGEN ANNOUNCES PROPOSED SALE OF $100 MILLION OF CONVERTIBLE NOTES

NEW HAVEN, CT- JANUARY 20, 2000 - CuraGen Corporation (Nasdaq: CRGN), a genomics based drug discovery and development company, announced today its intention to issue $100 million aggregate principal amount of convertible subordinated debentures, with an additional $20 million over-allotment option.

CuraGen intends to sell these debentures in a private offering in the United States to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside the U.S. to Non-U.S. persons under Regulation S under the Securities Act. The debentures will be convertible into shares of CuraGen's common stock and will have a seven-year term.

CuraGen intends to use the net proceeds from this offering for general purposes including the Company's internal discovery and development programs and the development of new technologies. This offering is subject to certain market conditions and other factors.

The debentures to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based genomics technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, biological pathways, and potential products that affect these pathways. CuraGen's strategic collaborators include Abgenix, Biogen, COR Therapeutics, Genentech, Glaxo Wellcome, Hoffmann-La Roche, Pioneer Hi-Bred International, and Roche Vitamins. The Company employs approximately 300 people and is headquartered in New Haven, CT, with additional facilities in Branford, CT and Alachua, FL. Additional Company information is available at www.curagen.com.
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This release may contain forward-looking statements that are subject to certain risks and uncertainties, including the Company's ability to successfully enhance and develop its technologies. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the Company's early stage of development, technological uncertainty and product development risks, uncertainty of additional funding, reliance on research collaborations, competition, the Company's ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights.

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